UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 25, 2012

CHC Helicopter S.A.

(Exact name of registrant as specified in its charter)

Luxembourg	333-179072	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4740 Agar Drive Richmond, British Columbia Canada		V7B 1A3
(Address of principal executive offices)		(Zip Code)

(604) 276-7500

(Registrant’s telephone number, including area code)

NA

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On June 25, 2012, CHC Helicopter S.A. (the “Company”) announced the hiring of Peter Bartolotta as the new President and Chief Operating Officer of the Helicopter Services business. In addition to his direct management of the Company’s flying business, Mr. Bartolotta will provide cross-functional guidance to enhance CHC’s overall execution capabilities. There are no related changes in the reporting relationships of CHC functions or senior leaders.

Mr. Bartolotta joins the Company from Lenovo Corporation, where he most recently served as Senior Vice President of Lenovo Global Services. Prior to Lenovo, Mr. Bartolotta led NCR Corporation’s Global Retail Product Management function; was Vice President, Operations and Six Sigma, for AlliedSignal’s Turbocharging Systems business; led operations for AlliedSignal’s Honeywell avionics business; and held positions at IBM Corporation including director and site manager of operations for IBM’s personal-computer manufacturing facility.

Mr. Bartolotta holds an MBA from the University of Texas at Austin and a Bachelor of Science degree in Chemistry from the State University of New York at Binghamton.

Item 8.01	Other Events

On June 25, 2012, the Company also announced that John Graber, President of the Company’s Helicopter Services business, will depart the Company in July as part of a leadership change.

On June 25, 2012, the Company issued a press release regarding the appointment of Mr. Bartolotta as the new President and Chief Operating Officer of the Helicopter Services business. A copy of the press release is furnished hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release entitled “CHC Helicopter Selects Peter Bartolotta to Drive Transformation of Flying Operations”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHC Helicopter S.A.

By:	/s/ Russ Hill
Name:	Russ Hill
Title:	Authorized Signatory

Date: June 28, 2012